Exhibit 10.7

ATLANTIC UNION BANKSHARES CORPORATION

EXECUTIVE SEVERANCE PLAN

SUMMARY PLAN DESCRIPTION

AND PLAN DOCUMENT

This Summary Plan Description sets forth and describes the benefits under the Atlantic Union Bankshares Corporation Executive Severance Plan (the “Plan”). The terms of the Plan and the Summary Plan Description of the Plan are combined in this single document. Atlantic Union Bankshares Corporation has established the Plan to provide benefits to certain executives in the event of their termination of employment under certain circumstances as described in the Plan. The Plan was originally adopted by the Board of Directors of Atlantic Union Bankshares Corporation (the “Board”) on December 10, 2015 and became effective on January 1, 2016, and has been amended and restated from time to time.  This amendment and restatement of the Plan is effective November 18, 2021.

1.Purpose.

The purpose of the Plan is to assist the Company (as defined below) in recruiting and retaining executives and to provide financial assistance and additional protection to eligible executives of the Company whose employment is terminated under certain circumstances. The Plan is not intended to provide benefits for executives who voluntarily terminate employment (except in limited circumstances when the termination is for Good Reason in connection with a Change in Control, as described below) or for executives whose employment is terminated because of reasons of retirement, death or disability.

2.Plan Administrator.

(a)The Company is the Plan Administrator.  The Company also has been designated as the Plan’s agent for service of legal process. The Company EIN No. is 54-1598552. The Plan number is 511. The Plan Year is the calendar year.

(b)The Company may adopt such rules, regulations, and bylaws and make such decisions as it deems necessary or desirable for the proper administration of the Plan.  The Company has sole discretionary authority to resolve disputed questions of fact, to determine eligibility for benefits, to interpret and apply the provisions of the Plan, to resolve any inconsistencies and ambiguities, and to make the final decisions about payment of Plan benefits. The determinations and interpretations of the Company shall be conclusive and binding upon all persons affected, and there shall be no appeal from any ruling by the Company that is within its authority, except as provided pursuant to Section 7 of the Plan. When making a determination or calculation, the Company shall be entitled to rely upon information furnished by its employees and agents.  The Company may delegate any of its duties, rights or responsibilities as Plan Administrator under the Plan to an individual or a committee of its choosing and at its discretion.

3.Definitions.

In addition to the words and phrases defined in other sections of the Plan, the following words and phrases shall be defined as follows for purposes of the Plan:

(a)Cause.  Only the following shall constitute Cause as it relates to a termination of employment covered under the Plan and as determined by the Company in its discretion:

(i)	willful failure to perform any of the duties and responsibilities required of a position (other than by reason of disability) or willful failure to follow reasonable instructions or policies of the Company, after being advised in writing of such failure and being given a reasonable opportunity and period (as determined by the Company in its discretion) to remedy such failure;

(ii)	breach of fiduciary duties owed to the Company;

(iii)	conviction of or entering of a guilty plea or a plea of no contest with respect to a felony or a crime of moral turpitude or commission of an act of misappropriation or embezzlement of funds or property of the Company;

(iv)	the breach of a material term of the Plan or violation in any material respect of any code or standard of conduct generally applicable to employees of the Company, after being advised in writing of such breach or violation and being given a reasonable opportunity and period (as determined by the Company in its discretion) to remedy such breach or violation;

(v)	fraud or dishonesty with respect to Company; or

(vi)	the willful engaging in conduct that, if it became known by any regulatory or governmental agency or the public, is reasonably likely to result in material injury to the Company, monetarily or otherwise.

(b)	Change in Control. For purposes of the Plan, a “Change in Control” means:

(i)	The acquisition by any Person of beneficial ownership of twenty percent (20%) or more of the then outstanding shares of common stock of the Company, provided that an acquisition directly from Atlantic Union Bankshares Corporation (excluding an acquisition by virtue of the exercise of a conversion privilege) shall not constitute a Change in Control; or

(ii)	Individuals who constitute the Board on January 1, 2018 (the “Incumbent Board”) cease during a twelve-month period to constitute a majority of the Board, provided that any director whose nomination was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board, but excluding any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the members of the Board; or

(iii)	Consummation by Atlantic Union Bankshares Corporation of a reorganization, merger, share exchange or consolidation (a “Reorganization”), provided that a Reorganization will not constitute a Change in Control if, upon consummation of the Reorganization, each of the following conditions is satisfied;

(A)	More than fifty percent (50%) of the then outstanding shares of common stock of the corporation resulting from the Reorganization is beneficially owned by all or substantially all of the former shareholders of Atlantic Union Bankshares Corporation in substantially the same proportions as their ownership existed in Atlantic Union Bankshares Corporation immediately prior to the Reorganization; and

(B)	No person beneficially owns twenty percent (20%) or more of either (1) the then outstanding shares of common stock of the corporation resulting from the Reorganization or (2) the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors; and

(C)	At least a majority of the members of the board of directors of the corporation resulting from the Reorganization were members of the Incumbent Board at the time of the execution of the initial agreement providing for the Reorganization.

(iv)	Approval by the shareholders of Atlantic Union Bankshares Corporation of a complete liquidation or dissolution of Atlantic Union Bankshares Corporation, or the consummation of a sale or other disposition of all or substantially all of the assets of Atlantic Union Bankshares Corporation.

(v)	For purposes of this Plan, “Person” means any individual, entity or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than an employee benefit plan (or related trust) sponsored or maintained by Atlantic Union Bankshares Corporation or any affiliated company, and “beneficial ownership” has the meaning given the term in Rule 13d-3 under the Exchange Act.

(c)	Code. The Internal Revenue Code of 1986, as amended.

(d)Company.   Atlantic Union Bankshares Corporation and any of its affiliates, unless the context clearly indicates otherwise.

(e)Effective Date.   November 18, 2021 or, if later, the date at which an Executive is listed on Schedule A to the Plan.

(f)ERISA. The Employee Retirement Income Security Act of 1974.

(g)Executive.   A person employed by the Company in a key or critical position as recommended by the Chief Executive Officer, approved by the Compensation Committee of the Board and listed on Schedule A to the Plan, provided that such Schedule A may be amended from time to time by the Compensation Committee of the Board to add or remove positions in accordance with Section 8(a) of the Plan.

(h)Good Reason.  For purposes of the Plan, “Good Reason” means the following conditions arising without the consent of the Executive:

(i)	A material diminution in the Executive’s base compensation;

(ii)	A material diminution in the Executive’s authority, duties or responsibilities;

(iii)	A material diminution in the change in the geographic location at which the Executive must perform services; or

(iv)	Any other action or inaction of the Company that constitutes a material breach of the terms or provisions of the Plan.

Notwithstanding the above, and without limitation, “Good Reason” shall not include any resignation by the Executive where Cause for the Executive’s termination by the Company exists. The Executive must give the Company notice of any event or condition that would constitute “Good Reason” within ninety (90) days of the event or condition which would constitute “Good Reason,” and upon the receipt of such notice the Company shall have thirty (30) days to remedy such event or condition. If such event or condition is not remedied within such thirty (30)-day period, any termination of employment by the Executive for “Good Reason” must occur within thirty (30) days after the period for remedying such condition or event has expired.

(i)Participant. An Executive who is eligible to receive Severance Pay under Section 4 of the Plan.

(j)Severance Pay. Payments made to a Participant under Section 5 of the Plan for periods beyond termination of employment.

4.Eligibility.

The Plan makes Severance Pay available only to Executives whose employment with the Company is terminated solely due to one of the below circumstances set forth in Sections 4(a) or 4(b) and subject to the exceptions set forth in Section 4(c) below and any other limitations set forth in the Plan, as determined by the Plan Administrator in its sole discretion.  For the avoidance of doubt, an Executive whose employment is terminated under Section 4(b) will not be treated as having a termination under Section 4(a).

(a)Termination Without Cause Not in Connection With a Change in Control.  If the Executive’s employment is terminated by the Company at any time without Cause, the Company will provide written notice to the Executive at least thirty (30) days prior to the termination date.  In the event of termination without Cause not in connection with a Change in Control, the Executive shall become a Participant and shall be entitled to the Severance Pay specified in Sections 5(a)(i) and 5(b) of the Plan, subject to the satisfaction of the requirements set forth in Section 4(d) and any other Plan limitations.

(b)Termination Without Cause or For Good Reason in Connection With a Change in Control.  Employment is terminated in connection with a Change in Control only if such termination occurs within a three (3) year period following the Change in Control. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason within three (3) years following a Change in Control, the Executive shall become a Participant and shall be entitled to the Severance Pay specified in Section 5(a)(ii)(A) or (B) and Section 5(b) of the Plan, subject to the satisfaction of the requirements set forth in Section 4(d) and any other Plan limitations.

(c)No Eligibility.  Notwithstanding the above, Severance Pay will not be paid under the Plan to an Executive: (i) who is involuntarily terminated following the Executive’s refusal of an offer of reassignment with the Company to another job or position that is reasonably comparable to the Executive’s prior position, as determined by the Company, at a location that is within thirty-five (35) miles of the Executive’s prior position; or (ii) for whom the Company has grounds to terminate for Cause or who is involuntarily terminated by the Company for Cause; or (iii) who voluntarily terminates employment for any reason (other than Good Reason in connection with a Change in Control as set forth in Section 4(b) above); or (iv) whose employment is terminated due to his retirement, death or disability; or (v) who is a party to an agreement with the Company or is eligible to participate in another plan of the Company which provides severance or severance type benefits upon a termination of employment.  In no event shall an Executive be entitled to duplicate severance benefits in connection with a termination of employment.  For example, an Executive who is eligible to receive benefits under the Plan will not be eligible to receive severance pay under the Atlantic Union Bankshares Corporation Severance Pay Plan as in effect as of May 20, 2019 and as amended from time to time.  The obligation of the Company to make payments under the Plan shall be expressly conditioned upon the Executive not receiving duplicate benefits.

(d)Release of Claims and Non-Solicitation Agreement.  Notwithstanding any other provision of the Plan, Severance Pay provided under Sections 5(a)(i) or 5(a)(ii), as applicable, and 5(b) below will only be paid if the Executive signs, submits and does not revoke a Release of Claims & Non-Solicitation Agreement in the form provided by the Company (the “Agreement”).  The Agreement will be provided no later than the date of termination of employment and must be signed and returned within forty-five (45) days.  If the Agreement does not become irrevocable before the sixtieth (60th) day following termination of employment, then no Severance Pay provided under Sections 5(a) and 5(b) shall be paid and any rights thereto shall be forfeited.

5.Severance Pay.

A Participant whose employment terminates under circumstances described in Sections 4(a) or 4(b) of the Plan shall be entitled to receive the following Severance Pay, subject to the eligibility requirements in Section 4 (including the release requirement in Section 4(d)).

(a)Lump Sum Severance Payment.  The Participant will be paid in one lump sum within sixty (60) days of the Participant’s termination of employment an amount as defined below under either Section 5(a)(i) or 5(a)(ii)(A) or (B), less applicable withholdings.  Under no circumstances will a Participant be entitled to Severance Pay under both Sections 5(a)(i) and 5(a)(ii) or under both Section 5(a)(ii)(A) and (B).

(i)	For a Participant whose employment terminates under Section 4(a), an amount equal to (A) the Participant’s annualized base salary in effect on the date of termination, plus (B) the product of the annual incentive bonus paid or payable to the Participant, including by reason of deferral, for the most recently completed year (or, if an incentive payment was not paid because an incentive plan was not yet in place, an amount approved by the Compensation Committee of the Board) and a fraction, the numerator of which is the number of days in the current year through the date of termination of employment and the denominator of which is 365, plus (C) twelve (12) times the monthly rate of the Company subsidy for health and dental plans for active employees in effect for the Participant on the date of termination.

(ii)	For a Participant whose employment terminates under Section 4(b), an amount equal to:

(A)	for a Participant listed as Tier 1 on Schedule A,

1.	the product of two times the Participant’s (y) annualized base salary as in effect on the date of termination plus (z) highest annual incentive bonus paid or payable, including by reason of deferral, for the two most recently completed years; plus

2.	the product of twenty-four (24) times the monthly rate of the Company subsidy for health and dental plans for active employees in effect for the Participant on the date of termination; and

(B)	for a Participant listed as Tier 2 on Schedule A,

1.	the product of one times the Participant’s (y) annualized base salary in effect on the date of termination plus (z) the highest annual incentive bonus paid or payable, including by reason of deferral, for the two most recently completed years; plus

2.	the product of twelve (12) times the monthly rate of the Company subsidy for health and dental plans for active employees in effect for the Participant on the date of termination.

(b)Outplacement Services.  The Company will provide outplacement services for the Participant for twelve (12) months following termination of employment.  Services will be provided according to Company guidelines in existence at the time of termination.

(c)Non-Cash Incentives.  Any unvested equity awards, including but not limited to restricted stock awards, performance share awards, and stock options, previously awarded to a Participant will be subject to the terms and conditions as set forth in any award agreement or to the extent no award agreement exists then the terms of the stock incentive plan under which the awards were granted.

(d)Accrued Obligations.  Any earned but unpaid obligations under any other benefit plan of the Company, to the extent payable thereunder, will be paid at the time and the form provided thereunder.  For the avoidance of any doubt, the Company will pay to the Participant any earned, but unpaid annual incentive compensation for any year ending prior to the year in which the termination of employment occurs, payable in accordance with the terms of, and at the time provided under, the applicable annual incentive compensation plan, but the Company will not pay any annual incentive compensation for the year during which the termination of employment occurs unless the applicable annual incentive compensation plan specifically provides that such a bonus will be paid.

(e)Withholding.  Normal federal and state withholding taxes will apply to all payments.

6.Section 409A.

(a)It is intended that the payments and the provision of all benefits under the Plan are to be exempt from the requirements of Section 409A of the Code and the Plan shall be interpreted in a manner as to comply with such exemption.

(b)To the extent any payment or provision of any benefit is considered to be deferred compensation subject to Section 409A of the Code, such payment or benefit shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided for therein for non-compliance.  If any payment or provision of any benefit under the Plan to an Participant is considered to be a substitute for any payment or benefit subject to Section 409A of the Code previously provided for under another agreement or plan of the Company, then such payment or benefit shall be provided and paid in a manner, and at such time and in such form, as provided under such prior plan or agreement, to the extent required under Section 409A of the Code.

(c)If the Participant is deemed on the date of separation of service with the Company to be a “specified employee,” as defined in Section 409A(a)(2)(B) of the Code, then any payment or provision of any benefit under this Agreement that is considered deferred compensation subject to Section 409A of the Code shall not be made or provided prior to the earlier of (A) the expiration of the six-month period measured from the date of separation of service or (B) the date of the Participant’s death.

(d)To the extent any payment or provision of any benefit under this Agreement is considered deferred compensation subject to Section 409A of the Code with regard to the payment of such payment or benefit, a “termination of employment” shall have the same meaning as “separation of service,” as that phrase is defined in Section 409A of the Code (taking into account all rules and presumptions provided for in the Section 409A regulations).

(e)If under the Plan, an amount is to be paid in two or more installments, for purposes of Section 409A of the Code, each installment shall be treated as a separate payment.  When, if ever, a payment under the Plan specifies a payment period with reference to a number of days (e.g., “payment shall be made within sixty (60) days following termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(f)Neither the Company, the Company’s affiliates, nor any of the Company’s officers, directors, employees, agents or representatives shall be liable to the Participant if any amounts payable pursuant to this Plan or otherwise become subject to any additional tax, interest or penalties as a result of the application of Section 409A of the Code.

7.Claims.

(a)All claims for benefits should be submitted in writing to the Plan Administrator within ninety (90) days of the date as of which the Participant’s employment was terminated.  The Plan Administrator will conduct a full and fair review of the claim for benefits. The Plan Administrator will deliver to the Participant or beneficiary (the “Claimant”) a written decision on that claim within ninety (90) days after the receipt of the request for review, except if there are special circumstances (such as the need to hold a hearing) requiring an extension of time for processing, the ninety (90)-day period may be extended up to one hundred eighty (180) days.  If the Plan Administrator determines that an extension of time for processing is required, the Plan Administrator will furnish written or electronic notice of the extension to the Claimant before the end of the initial ninety (90)-day period, which notice will describe the special circumstances necessitating the additional time and date the Plan Administrator expects to render its decision on the claim. In the event of the denial of a claim, the Plan Administrator will provide notice to the Claimant including the specific reasons for the denial, specific references to the Plan provision(s) upon which the denial is based, description of any information or material information necessary for the Claimant to perfect his claim and reason why such material or information is necessary, and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review.
(b)Any Claimant whose claim is denied shall have the right to request, in writing directed to the Plan Administrator, the review of such denial within sixty (60) days of receipt of written or electronic notice of denial.  The Claimant will be provided upon request and free of charge reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits. Any review requested by the Claimant of a determination by the Plan Administrator shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  The Plan Administrator will deliver to the Participant or beneficiary a written decision on that claim within 60 days after the receipt of the request for review, except if there are special circumstances (such as the need to hold a hearing) requiring an extension of time for processing, the sixty (60)-day period may be extended up to one hundred twenty (120) days. Any such notice of the extension will be provided to the Claimant before the end of the initial sixty (60)-day period and will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator expects to render its decision on review.  The decision on review shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant and with specific references to the relevant Plan provisions on which the decision is based.  The decision on review also will include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.  A document, record or other information is “relevant” to a claim if it was relied upon in making the benefit determination, was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination, and demonstrates compliance with the administrative processes and safeguards required in making the benefit determination.  In no event shall a Claimant be entitled to challenge a decision of the Plan Administrator, in court or in any other administrative proceeding until the claim procedures provided herein are exhausted.  Any legal action challenging a final denial of benefits must be brought within one hundred eighty (180) days of the issuance of the final denial decision.

8.Miscellaneous.

(a)The Company, with the approval of its Board (or the Compensation Committee of the Board, in accordance with the Company’s bylaws), has the right to amend, modify or terminate the Plan, including the attached Schedule A, at any time if it determines that it is necessary or desirable to do so.  No amendment, modification or termination of the Plan shall adversely affect Severance Pay payments that have been paid or have begun to be paid.

(b)The Plan is a welfare benefit plan the funds for which are provided by the Company as benefits are paid. There is no separate trust or assets to pay benefits. Executives do not contribute to the benefits under the Plan. Executives do not have a vested interest in their benefits under the Plan.

(c)Except as required by applicable law, Participants may not assign to anyone else their rights to receive any payment under the Plan and any attempt to do so shall be null and void and of no effect, and a Participant’s Plan benefit is not subject to attachment or other legal or equitable process.

(d)Nothing in the Plan shall be construed as creating any contract of employment between the Company and any Participant, including any contract for employment for any specific duration, nor shall it limit the right of the Company to terminate any Participant’s employment at any time for any reason whatsoever.

(e)Whenever the context so admits, the use of the masculine gender shall be deemed to include the feminine and vice versa, either gender shall be deemed to include the neuter and vice versa; and the use of the singular shall be deemed to include the plural and vice versa. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of the Plan.

(f)The Plan will be construed in accordance with and governed by the laws of the Commonwealth of Virginia to the extent such laws are not otherwise superseded by the laws of the United States.

(g)If any provision of the Plan shall be held illegal or invalid for any reason, said illegality shall not affect the remaining provisions of the Plan, but the Plan shall be constructed and enforced as if said illegal and invalid provision had never been included herein.

9.Participant’s Rights.

(a)As a Participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Participants shall be entitled to:

(i)	Examine, without charge, at the Plan Administrator’s office and at other specified locations, all documents governing the Plan, and a copy of the latest annual report (Form 5500 series), if required to be filed by the Plan, with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

(ii)	Obtain, upon written request to the Plan Administrator, copies of all Plan documents, and copies of the latest annual report (Form 5500 Series), if any. The Plan Administrator may make a reasonable charge for the copies.

(b)In addition to creating rights for Participants ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA. If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

(c)Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your right, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

(d)If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest Area Office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Approved by the Chief Executive Officer pursuant to the authority of the Board of Directors of Atlantic Union Bankshares Corporation on November 18, 2021.

SCHEDULE A

The following list represents all key or critical positions recommended by the Chief Executive Officer and approved by the Compensation Committee of the Board of Directors of the Company as covered under the Plan.

Tier 1

[List of all current Section 16 officers and certain other non-executive officers omitted]

Tier 2

[List of certain non-executive officers omitted]